SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             -----------------------

                                    FORM 8-K
                             -----------------------


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 or 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934.


       Date of Report (Date of earliest event reported): February 18, 2003


                             CIMETRIX, INCORPORATED
              ----------------------------------------------------
             (Exact name of Registrant as specified in its charter)


        Nevada                       0-16454                    87-0439107
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 State of Incorporation        Commission File No.              IRS Employer
                                                              Identification No.



          6979 South High Tech Drive, Salt Lake City, Utah 84047-3757
          ------------------------------------------------------------
                    (Address of principal executive offices)


       Registrant's telephone number, Including Area Code: (801) 256-6500
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

 Item 5. Other Events

     Although the effect of each of the following items, by itself, may not be material, management believes that the aggregate effect of these events may be of importance to security holders.

     In Item 2, "Management's Discussion and Analysis of Financial Condition and Results of Operations", of the Company's Form 10-Q report for the quarter ended September 30, 2002, the Company reported that its future liquidity was uncertain due to several factors, including (1) the fact that $982,000 of the Company's 10% Senior Notes that matured on September 30, 2002 were unpaid; and (2) the contingent liability which existed as of December 31, 2002 with respect to the settlement of the Manley litigation. This report on Form 8-K provides an update regarding these two factors as follows:

     1. $982,000 of 10% Senior Notes. As requested by the Company, the Receiver, appointed by the United States District Court for the District of Columbia in 2000 in the case of The Securities and Exchange Commission v. Paul A. Bilzerian, et al. (Civil Action No. 89-1854 (SSH)), has filed with the court a motion to accept the Company's proposal to receive 50% payment in cash with respect to two Senior Notes and to roll over the other 50% into new Cimetrix 12% Senior Notes due 2005. One is a $110,000 note owned by the Receiver, the other is a $372,000 note under the Receiver's control. Consequently, with respect to these two notes totaling $482,000, the Company expects to pay $241,000 in cash and expects to issue new notes for the other $241,000.

     The only other outstanding 10% Senior Note certificate that matured on September 30, 2002 and remains unpaid is a $500,000 note submitted to the Company for payment by Puma Foundation. The assets of Puma Foundation were unfrozen in the District of Columbia court action referenced above and returned to Puma Foundation on or about December 30, 2002. The President of Puma Foundation is Terri L. Steffen, wife of the former President and CEO of the Company, Paul A. Bilzerian. During September 2002, the Company had been in negotiations with Puma Foundation and believed that once the assets of the foundation became unfrozen, Puma Foundation would accept the Company's proposal to receive 50% payment in cash and roll over the other 50% into new Cimetrix 12% Senior Notes due 2005, provided that no other holder of Cimetrix 10% Senior Notes received payment of more than 50% in cash. Since that time, Puma Foundation has issued several letters to the Company demanding payment in full. While the Company has tried to negotiate acceptable payment terms, Puma Foundation's recent position has been non-negotiable and it has demanded cash payment in full. On January 17, 2003, the Company was served with a summons and complaint in a lawsuit filed against the Company in the United States District Court in the Middle District of Florida (Case No. 8:03-CV-85-T-23-TGW) by the Puma Foundation, as plaintiff, asking for judgment in the amount of $500,000 plus interest, attorney's fees, and costs. Since learning of this lawsuit, current management has examined its files relating to the Senior Note certificate that is the subject of the lawsuit and has discovered that this certificate may, in fact, not be a valid Company 1997 Senior Note. The Company will continue to examine this issue and is currently conducting an investigation to determine its legal obligations prior to responding to the complaint.

     2. Contingent Liability. As part of the settlement of the Manley litigation, the Company may have been required to purchase up to 80,000 shares of Company common stock from the Manleys at $2.80 per share, or a maximum total repurchase cost of $224,000, beginning on December 1, 2002. Of this contingent liability, 53,214 shares of Company common stock were controlled by Jana Manley, which at $2.80 per share represented a potential repurchase cost of $149,000. The other 26,786 shares of Company common stock were controlled by the law firm of Parr, Waddoups, Brown, Gee & Loveless, which represented the Manleys during this litigation, which at $2.80 per share represented a potential repurchase cost of $75,000. Due to the Company's low cash balance, it would have been very difficult for the Company to pay the full redemption amounts in cash to either Jana Manley or the law firm of Parr, Waddoups, Brown, Gee & Loveless. On December 31, 2002, the Company and Jana Manley reached agreement that in exchange for surrender and cancellation of the 53,214 shares of Company common stock controlled by Ms. Manley, the Company would pay a one time cash payment of $29,000 and deliver a Company 12% Senior Note due 2005 in the amount of $120,000. All other terms and conditions contained in the Manley litigation settlement agreement entered into effective June 26, 2001 remain as stated in that agreement. On January 6, 2003, the Company also reached an agreement with the law firm of Parr, Waddoups, Brown, Gee & Loveless providing that in exchange for the surrender and cancellation of the 26,786 shares of Company common stock owned by the law firm, the Company would pay a one time cash payment of $41,250 and be released from any further obligations with respect to the law firm's stock repurchase option.

                                  SIGNATURES
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     Pursuant to the  requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                             CIMETRIX, INCORPORATED
                                  (Registrant)



Dated: February 18, 2003                By:/s/ Robert H. Reback
                                           --------------------
                                           Robert H. Reback
                                           President and Chief Executive Officer